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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the first day of August, 1996, by and among JOHN J. FALTIS (the "Executive"), ANKER ENERGY CORPORATION, a Delaware corporation ("Anker"), and ANKER COAL GROUP, INC., a Delaware corporation ("Anker Coal Group").

            WHEREAS, the Executive has been President and Chief Executive Officer of Anker and its parent company, Anker Group, Inc., a Delaware corporation ("AGI"), for a number of years, and the services of the Executive, his managerial experience and his knowledge of the affairs of Anker are of great value to Anker and Anker Coal Group; and,

            WHEREAS, Anker wishes to assure itself of the continued services of the Executive for the period provided for in this Agreement, and the Executive is willing to serve in the employ of Anker on a full time basis for said period as herein provided;

            NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

            1. Employment. Anker hereby agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of Anker, for the period stated in paragraph 2 hereof upon the terms and conditions set forth in this Agreement.

            2. Term and Termination.

                  2.1 The term of this Agreement shall be for a period of five
(5) years beginning on the date of this Agreement
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and continuing until 11:59 p.m. on July 31, 2001, unless sooner terminated as provided in paragraphs 2.2 or 17.3 below.

                  2.2 (a) This Agreement may be terminated by Anker at any time "For Cause." Upon the termination of this Agreement For Cause by Anker, this Agreement, other than paragraphs 8.3, 10 and 11 hereof, shall automatically terminate, and Anker shall be under no further obligation to make any additional payments to Executive, except that Anker shall (i) make the payments as required in paragraph 11, (ii) pay the Executive for any accrued but unpaid salary and such other amounts as Executive may be entitled to under the applicable employee benefit plans in which Executive participates pursuant to paragraph 8 and (iii) perform its obligations under paragraph 8.3. For purposes of this Agreement, the parties expressly acknowledge and agree that the term "For Cause" shall include only the following events:

                        (i) Conviction of Executive of a felony, other than a felony associated with the mining or environmental operations of Anker and the performance of Executive's duties hereunder; or

                        (ii) Gross failure of Executive to perform his material duties hereunder or material breach by Executive of any of the terms of this Agreement, and Executive's failure to satisfactorily cure or adequately justify such failure or breach within ten (10) days of receipt of a written notice to cure from the Board of Directors of Anker or Anker Coal Group.


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                        (b) This Agreement may be terminated by Anker in the
event the Executive becomes disabled as determined under the long-term disability policy maintained by Anker with respect to the Executive. Upon the termination of this Agreement by Anker under this paragraph 2.2(b), this Agreement, other than paragraphs 8.3, 10 and 11 hereof, shall automatically terminate, and Anker shall be under no further obligation to make any additional payments to the Executive, except that Anker shall (i) make the payments required under paragraph 11, (ii) pay the Executive for any accrued but unpaid salary and such other amounts as the Executive may be entitled to under the applicable employee benefit plans in which the Executive participates pursuant to paragraph 8, (iii) continue to maintain and provide, at Anker's sole cost and expense, the same life and health insurance coverage provided to Executive (and Executive's dependents) as of the date of the termination of this Agreement under this paragraph 2.2(b) until the Executive reaches the age of 65, and (iv) perform its obligations under paragraph 8.3.

                  2.3 (a) In the event Anker terminates this Agreement for any reason other than as provided in paragraphs 2.2(a) or 2.2(b) at any time prior to August 1, 1999, the Executive shall be entitled to receive the annual salary, bonuses and other benefits which he would have received under this Agreement through July 31, 2001, had Anker not terminated this Agreement.

                        (b) In the event Anker terminates this Agreement for any reason other than as provided in paragraphs


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2.2(a) or 2.2(b) at any time on or after August 1, 1999, the Executive shall have the following two options, either of which may be selected by Executive in his sole and absolute discretion: (i) Executive may elect to receive, within ten
(10) days of the date on which Anker terminated this Agreement, an amount equal to two hundred fifty percent (250%) of Executive's then current annual salary; or (ii) Executive may elect to receive the compensation, bonuses and other benefits under this Agreement for a period of two (2) years from the date on which Anker terminated this Agreement, and for any period after July 31, 2001, the annual salary under paragraph 4, quarterly bonuses under paragraph 5, bonus compensation under paragraph 6 and benefits under paragraphs 8 and 9 shall be calculated and paid in a manner consistent with the way in which said annual salary, quarterly bonuses, bonus compensation and benefits are calculated and paid under this Agreement.

            3. Position and Responsibilities.

                  3.1 During the period of his employment hereunder, Anker and the Executive agree that the Executive shall serve as President and Chief Executive Officer of Anker.

                  3.2 The Executive shall perform such duties and have such responsibilities and powers as are reasonably assigned to him by the Board of Directors of Anker and which are consistent with the offices held by the Executive under paragraph 3.1.

                  3.3 During the term of his employment hereunder, and except for illness, reasonable vacation periods, reasonable


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leaves of absence and reasonable amounts of time required to be devoted by
Executive to the business and operations of Zither Mining Company, Inc., Transocean Coal Company, Inc., or Apex Resources LLC in accordance with a services agreement between each such company and Anker, or Resource Venture Analysis, Inc. or other companies in which Executive has investments, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement and separate Employment Agreements of even date herewith entered into by Executive and AGI (the "AGI Agreement"), Executive and Anker Coal Group (the "Anker Coal Group Agreement"), and Executive and Simba Group, Inc., a Delaware corporation and subsidiary of Anker Coal Group, provided, however, that the determination of the reasonableness of the amount of time devoted to the business and operations of such companies shall be made by the Board of Directors of Anker, and in no event shall such activities be permitted if they substantially and materially prevent Executive from performing his obligations hereunder. Except as permitted by the preceding sentence, the Executive shall not, during the term of this Agreement, directly or indirectly own, manage, operate, be employed by or control, or participate in the ownership, management, operation or control of, any entity engaged, directly or indirectly, in the business of mining, producing, marketing or selling coal, except that this paragraph 3.3 shall not prohibit the Executive from acquiring not more than two percent (2%) of any outstanding class of securities of any company whose shares


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are publicly traded on any exchange or in any established over-the-counter market.

                  3.4 The Executive shall (i) notify the Board of Directors of Anker in writing reasonably in advance of any proposed transaction between Anker or any other direct or indirect subsidiary of AGI and Executive, any member of Executive's family or any entity in which the Executive or any member of Executive's family shall have any interest and (ii) not effect any such transaction and shall use his best efforts to cause his family members and any such entity to not effect any such transaction unless the transaction has been approved by the Board of Directors of Anker Coal Group. For purposes of this paragraph 3.4, the members of Executive's family shall be limited to the Executive's spouse, parents, siblings and children.

            4. Annual Salary. During the term of this Agreement, Anker shall pay Executive for each twelve-month period set forth below the annual salary set opposite said period:

                      Period                      Annual Salary
                      ------                      -------------

            8/1/1996 through 7/31/1997                $330,000
            8/1/1997 through 7/31/1998                $339,900
            8/1/1998 through 7/31/1999                $350,100
            8/1/1999 through 7/31/2000                $360,600
            8/1/2000 through 7/31/2001                $371,400

Anker shall pay Executive his annual salary in equal installments on a bi-weekly basis. The increase in the annual salary from period to period as reflected in the foregoing table is based on a cost of living adjustment equal to approximately three percent (3%). In the event the rate of inflation in the United States of


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America exceeds three percent (3%) for any of the periods identified above,
Anker agrees to consider making a reasonable increase to Executive's annual salary for the following period. In the event any such increase is made to the Executive's annual salary as provided in the preceding sentence, the annual salary for each of the subsequent periods shall be increased by an equal amount.

            5. Quarterly Bonus. In addition to his annual salary as provided in paragraph 4 above, Anker shall pay Executive $10,000 upon the execution of this Agreement and $10,000 on the first day of each subsequent calendar quarter during the term of this Agreement.

            6. Bonus Compensation.

                  6.1 For purposes of this Agreement, the term "Anker Coal Group EBITDA" ("ACGE") shall mean with respect to a particular year the audited consolidated net income of Anker Coal Group, plus interest, taxes, depreciation, depletion and amortization, based on the audited annual consolidated financial statements of Anker Coal Group certified by its independent certified public accountants. ACGE shall not include extraordinary and unusual items shown as extraordinary and unusual items on said audited annual consolidated financial statements of Anker Coal Group, unless such extraordinary and unusual items were included in ACGBE (as defined below). The Board of Directors of Anker Coal Group may also exclude from ACGE gains or losses resulting from sales outside the ordinary course of business, unless such gains or losses were included in ACGBE.


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The term "Anker Coal Group Budgeted EBITDA" ("ACGBE") shall mean with respect to a particular year the consolidated net income of Anker Coal Group, plus interest, taxes, depreciation, depletion and amortization, based on the annual budget of Anker Coal Group adopted by its Board of Directors. In the event the Board of Directors of Anker Coal Group fails to adopt an annual budget for Anker Coal Group for a particular year, ACGBE for said year shall equal ACGBE for the immediately preceding year. The parties acknowledge and agree that ACGBE for the calendar year 1996 shall equal $27,500,000 less an amount equal to all costs and expenses related to the recapitalization of the ownership of AGI and the refinancing of the indebtedness of AGI, and not contemplated in the 1996 budget of AGI adopted by its Board of Directors, including, without limitation, the fees and expenses of attorneys, accountants, consultants, appraisers, valuation firms and other professionals, the direct and indirect expenses relating to the negotiation, preparation, execution and delivery of all documentation associated with said recapitalization and refinancing, and the direct and indirect expenses (including bonuses) relating to the issuance of common stock of AGI to Bruce Sparks.

                  6.2 In addition to his annual salary and quarterly bonus as provided in paragraphs 4 and 5 above, Anker shall pay Executive for each year during the term of this Agreement an annual bonus equal to a percentage of the Executive's annual salary for said year, which percentage shall be calculated based upon the relationship of ACGE to ACGBE. If


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ACGE for a particular year is equal to or less than 75% of ACGBE for that year, then Executive shall not be entitled to receive any annual bonus for that year. If ACGE for a particular year is greater than 75% of ACGBE for that year, then Anker shall pay Executive a bonus for that year in an amount equal to the result of the following formula:

         [(ACGE/ACGBE) - .50] x Executive's annual salary for such year.

                  6.3 Where the Executive is employed hereunder for only a portion of a calendar year, and, pursuant to the terms of this Agreement, is entitled to receive a bonus payment under paragraph 6.2 hereof, the Executive's bonus shall be computed based upon ACGE for such year and shall be pro-rated based upon the number of days Executive is employed hereunder during such year. All calculations of ACGE, ACGBE and bonus payments under this paragraph 6 shall be made by the chief financial officer of Anker subject to the review and confirmation by the Compensation Committee of the Board of Directors of Anker Coal Group and, upon such confirmation, shall be final and binding upon all parties hereto. Each bonus payment shall be paid to the Executive on or before the later of (i) April 17 of the year following the year to which such bonus applies or (ii) the 30th day after Anker Coal Group's independent certified public accountants certify Anker Coal Group's audited annual consolidated financial statements for the year to which such bonus applies.

            7. Expenses. Anker agrees to reimburse the Executive for all ordinary, necessary and reasonable expenses incurred by


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him in the performance of his duties and responsibilities under this Agreement, provided that the Executive submits receipt vouchers or other evidences of payment of expenses in such form and within such reasonable time periods as may be required by Anker.

            8. Executive Benefits.

                  8.1 Following the commencement of the term of this Agreement and during the term hereof, Anker shall maintain all life, health, director and officer, disability (short and long-term) and liability insurance coverage provided to the Executive on the date hereof and shall allow the Executive to participate in any pension, profit-sharing or other employee benefit plans of Anker to the extent he is eligible under the terms of those plans. Anker shall update such coverage and plans from time to time to provide such benefits to the Executive on a basis consistent with the coverage and plans provided to other senior executives of Anker.

                  8.2 Throughout the term of this Agreement, Anker shall, at its expense, provide Executive with a suitable vehicle and such country club memberships and other perquisites as the Board of Directors of Anker shall deem reasonable and commensurate with the positions and responsibilities of the Executive under this Agreement.

                  8.3 Anker and Anker Coal Group hereby jointly and severally agree to indemnify, defend and hold the Executive harmless from and against any and all claims, demands, suit, actions, proceedings, judgments, losses, liabilities, damages,


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fines, amounts paid in settlement, costs and expenses of every kind and nature
(including, without limitation, reasonable attorneys' fees) incurred or suffered in connection with the fact that Executive is or was a director, officer, employee or agent of Anker, AGI or Anker Coal Group, or is or was serving at the request of Anker, AGI or Anker Coal Group as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise; provided, however, that Anker and Anker Coal Group shall have no obligation to indemnify the Executive under this paragraph 8.3 for gross negligence or willful and wanton misconduct. Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that the covenant of indemnification under this paragraph 8.3 is independent of all other covenants in this Agreement and shall survive the expiration or termination of this Agreement without limit.

            9. Vacation. Executive shall be entitled, in the aggregate, to four weeks paid vacation for each year during the term of this Agreement. If the Executive does not use this allotted time for vacation, he will not be compensated in lieu of vacation time.

            10. Confidential Information. In the course of his employment, the Executive has had and will have access to confidential financial and business records, data, specifications, supplier and customer lists and other proprietary information owned by Anker Coal Group and its direct and indirect


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subsidiaries (collectively, the "Companies") and used in the course of their respective business, including, without limitation, information of a business or technical nature imparted to or learned by the Executive in the course of his employment, irrespective of whether the same has been formally stamped "confidential" (collectively, "Proprietary Information"). Proprietary Information shall not include any information which is known generally to the public or which can be determined from publicly-available sources. The Executive agrees that during the term of his employment and for a period of three (3) years immediately following the expiration or termination of this Agreement, he shall not use, divulge, furnish or make accessible to anyone (other than an authorized representative of any of the Companies or unless required in the ordinary course of business of any of the Companies) any knowledge or information with respect to Proprietary Information. All records, files, drawings, documents, equipment and the like relating to the business of any of the Companies which the Executive shall prepare, use or come into contact with shall remain the sole property of the Companies. The Executive further agrees that upon the expiration or termination of this Agreement, he will return to the Companies all tangible property relating to the Proprietary Information of which he has custody, including, but not limited to, all business records, notebooks, documents, drawings, photographs and copies thereof. The provisions of this paragraph 10 shall survive the termination or expiration of this Agreement for the aforesaid three-year period.


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            11. Non-Competition. The Executive agrees that during the term of the Executive's employment under this Agreement he shall abide by the provisions of paragraph 3.3 above. In addition, and for a period of one (1) year immediately following the expiration or termination of this Agreement, the Executive will not, directly or indirectly, own, manage, operate, be employed by or control, or participate in the ownership, management, operation or control of, any entity, directly or indirectly, engaged in the business of mining, producing, marketing or selling coal in West Virginia or Maryland, nor will the Executive during such one-year period solicit, induce or attempt to persuade any employee of Anker or the other direct or indirect subsidiaries of Anker Coal Group to leave its employ or solicit any customer of Anker or the other direct or indirect subsidiaries of Anker Coal Group with respect to the business of mining, producing, marketing or selling coal in West Virginia or Maryland on behalf of any other person or entity, and Executive expressly acknowledges and agrees that the foregoing restrictions are reasonable both in scope and duration; provided, however, that the provisions of this paragraph 11 shall not apply to Executive following the expiration of this Agreement on July 31, 2001, or the termination of this Agreement under paragraph 2.2(a) or paragraph 2.2(b) unless Anker elects in its sole discretion to pay (either in lump sum immediately following such expiration or termination or through installments on a bi-weekly basis) the Executive in respect of said one-year period an amount equal to the annual salary which the Executive was receiving at the time


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of the termination or expiration hereof. This paragraph 11 shall not prohibit the Executive (i) from acquiring not more than two percent (2%) of any outstanding class of securities of any company whose shares are publicly-traded on any exchange or in any established over-the-counter market or (ii) with the prior written consent of the Board of Directors of Anker Coal Group, providing services under a consulting arrangement to persons or entities engaged in the business of mining, producing, marketing or selling coal. The provisions of this paragraph 11 (other than the first sentence hereof) shall survive the termination or expiration of this Agreement for the aforesaid one-year period.

            12. Enforcement; Covenants Independent; Survival.

                  12.1 Enforcement. The Executive hereby acknowledges and agrees that an award of money damages alone is likely to be an inadequate remedy for breach by the Executive of any of the covenants set forth in paragraphs 10 and 11, and that in the event of any breach of these covenants the Executive hereby agrees and consents that Anker and Anker Coal Group shall be entitled to the remedies of injunction, specific performance, mandamus or other equitable relief to enforce the performance of such covenants in addition to seeking money damages.

                  12.2 Covenants Independent; Survival. The covenants of the Executive contained in paragraphs 10 and 11 shall be construed as independent of all other provisions contained in this Agreement. The Executive agrees that, to the extent set forth in such paragraphs, the provisions of such paragraphs shall survive the termination of this Agreement and


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his employment with Anker in accordance with and upon all of the terms and conditions of this Agreement.

            13. Guaranty. Anker Coal Group hereby absolutely, unconditionally and irrevocably guarantees to the Executive, as primary obligor and not merely as surety, the full and prompt payment and performance of all present and future liabilities and obligations of Anker under this Agreement, together with all costs and expenses incurred by the Executive in connection with the enforcement of all of the obligations under this Agreement, including, without limitation, all of the Executive's reasonable attorney's fees and legal expenses; provided, however, that Anker Coal Group shall be liable for such enforcement expenses only to the extent that Executive prevails in any such enforcement action.

            14. Reimbursement. For each year during the term of this Agreement, Anker agrees to reimburse the Executive, up to a maximum of $3,000, for all fees, costs and expenses incurred by him in connection with obtaining accounting, tax and legal services, provided that the Executive submits bills, receipt vouchers or other evidences of payment of expenses to Anker in such form as may be required by Anker. Anker shall reimburse the Executive within thirty
(30) days after the Executive submits acceptable bills, receipt vouchers or other evidences of payment to Anker.

            15. Notice. All notices, requests, elections and other communications under this Agreement shall be made in writing and shall be deemed to have been given when delivered


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personally, or when mailed by certified mail, postage prepaid, addressed in the case of service upon the Executive, to the residence of the Executive as listed in Anker's records, and in the case of service upon Anker or Anker Coal Group, to its principal office or, in any case, at such other address as any party hereto may furnish to the others in accordance with this paragraph.

            16. Arbitration. Other than a dispute or controversy arising solely under paragraph 10 or 11, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator (or arbitrators) in West Virginia who is (are) mutually acceptable to the Executive and Anker in accordance with the rules of the American Arbitration Association then in effect or, if the Executive and Anker are unable to agree on an arbitrator (or arbitrators), before an arbitrator in West Virginia chosen in accordance with the rules of the American Arbitration Association. Judgment may be entered on the award of the arbitrator or arbitrators in any court in the State of West Virginia having jurisdiction.

            17. Miscellaneous.

                  17.1 Binding Effect and Benefit. All rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, the successors and assigns of Anker and Anker Coal Group, and the personal representative of the estate of the Executive. The parties hereto further agree that the terms and conditions of this


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Agreement are to be fully assumed by any party succeeding to the interest of
Anker or Anker Coal Group, as the case may be, including, but not limited to, any party succeeding to such interest by reason of a consolidation, merger, reorganization, transfer of assets, liquidation or dissolution.

                  17.2 Withholding. Anker shall be responsible for complying with all Federal and state laws concerning withholding of income and other taxes required to be withheld from the compensation of the Executive. All payments to be made to Executive pursuant to this Agreement shall be reduced by all applicable withholding and other taxes, as determined by Anker and Anker Coal Group.

                  17.3 Additional Termination Events. (a) This Agreement shall terminate upon the effective date of Executive's resignation of employment with Anker or upon Executive's death; provided, however, that Executive may resign from Anker upon no less than thirty (30) days prior written notice (or such earlier notice as may be agreed to between the parties hereto), which notice shall set forth the date of resignation (the "Resignation Date"). As soon as practicable following the Resignation Date or date of death, Anker shall pay to Executive or Executive's estate, as applicable, any accrued but unpaid salary, such amounts as Executive may be entitled to under the applicable employee benefit plans in which Executive participates pursuant to paragraph 8 hereof and the amounts required under paragraph 11, and thereafter Anker shall be under no further obligation to


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make any additional payments to Executive hereunder (except as may be required under paragraph 8.3).

                  (b) This Agreement shall terminate upon the consummation of any Sale Transaction (as defined below) that has been approved by the Board of Directors of Anker Coal Group by a vote that includes the affirmative vote of the director designee(s) of JJF Group Limited Liability Company ("JJF Group"), a West Virginia limited liability company (an "Approved Sale Transaction"). On the date that any Approved Sale Transaction is consummated, Anker shall pay to Executive any accrued but unpaid salary, such amounts as Executive may be entitled to under the applicable employee benefit plans in which Executive participates pursuant to paragraph 8 hereof and the amounts required under paragraph 11, and thereafter Anker shall be under no further obligation to make any additional payments to Executive hereunder (except as may be required under paragraph 8.3). A "Sale Transaction" shall mean: (i) the sale of all or substantially all of the shares of common stock of Anker Coal Group (including the shares of common stock of Anker Coal Group held by JJF Group) or AGI (whether by merger or otherwise); or (ii) the sale of all or substantially all of the assets of Anker Coal Group or AGI.

                  17.4 Entire Agreement and Amendment. This Agreement (together with the AGI Agreement and the Anker Coal Group Agreement) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature


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whatsoever with respect thereto. This Agreement may not be changed except by written instrument duly executed by all of the parties hereto.

                  17.5 Waiver. Waiver by any party of any breach of the terms and conditions of this Agreement, or of any election available to that party hereunder, shall not be deemed to be a waiver of any subsequent breach of any term or condition of this Agreement or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time, or of the right of the applicable party to make any subsequent election under this Agreement.

                  17.6 Severability. If, for any reason, any provision or part thereof, of this Agreement, is held invalid, such invalidity shall not affect any other provision, or any other part of such provision, not held to be invalid, and each such other provision, or part thereof, shall to the full extent consistent with law continue in full force and effect.

                  17.7 Governing Law. The validity, performance and enforcement of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of West Virginia.

                  17.8 Headings. The headings and subheadings appearing in this Agreement are solely for convenience in reference and shall have no effect upon the meaning and construction of this Agreement.

                  17.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an


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original, but all of which together shall constitute one and the same agreement.

                  17.10 Decisions of the Board of Directors. The Executive may participate in any discussions of the Board of Directors of Anker or Anker Coal Group regarding any decision required to be made pursuant to this Agreement, but Executive will abstain or excuse himself from any vote of the Board of Directors of Anker or Anker Coal Group with respect to any such matter.

            IN WITNESS WHEREOF, the Executive, Anker and Anker Coal Group have executed this Agreement as of the date first above written.

                                          /s/  John J. Faltis
                                          --------------------------------------
                                          JOHN J. FALTIS


                                          ANKER ENERGY CORPORATION

                                          By  /s/ Bruce Sparks
                                              ----------------------------------
                                          Its Executive Vice President
                                              ----------------------------------


                                          ANKER COAL GROUP, INC.

                                          By /s/ Bruce Sparks
                                              ----------------------------------
                                          Its Executive Vice President
                                              ----------------------------------


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                              SHAREHOLDER APPROVAL


      The undersigned, having been provided with full disclosure of all material facts concerning the payments to be made pursuant to the foregoing Employment Agreement, hereby approves all such payments.

                                          ANKER GROUP, INC.


                                          By  /s/ Bruce Sparks
                                              ----------------------------------
                                          Its Executive Vice President
                                              ----------------------------------